Exhibit 99.1

FOR IMMEDIATE RELEASE

AVANGRID Appoints Dennis V. Arriola Chief Executive Officer

ORANGE, Connecticut — June 15, 2020 — Today the AVANGRID (NYSE:AGR) Board of Directors announced the appointment of Dennis V. Arriola as Chief Executive Officer effective July 20, 2020. Arriola succeeds James P. Torgerson who, as previously announced, will retire on June 23, 2020.

Arriola joins AVANGRID from Sempra Energy, where he is currently Executive Vice President and Group President and Chief Sustainability Officer. With more than 25 years in the energy sector, Arriola has held a variety of leadership positions including Chairman, President and CEO of Southern California Gas Co. (SoCalGas), Executive Vice President and Chief Financial Officer for SunPower Corp., a Silicon Valley-based solar technology company, and Senior Vice President and Chief Financial Officer of both San Diego Gas & Electric and SoCalGas.

“Dennis’ substantial experience in the energy sector, including utilities and renewables, as well as his deep strategic, financial and operating background make him a natural choice to lead AVANGRID and execute our long term strategy to become a leading sustainable energy company,” said Ignacio S. Galan, Chairman of AVANGRID. “Dennis has a track record of developing strong teams and as an engaging leader who is as much focused on delivering shareholder returns as he is on building a strong company reputation based on purpose and values.”

“AVANGRID is an extraordinary company and I am very excited and honored to lead this organization as it moves into its next phase of growth,” said Arriola. “The energy sector is at a transformational point and AVANGRID is well positioned to deliver clean energy solutions to its customers and help develop the infrastructure necessary to meet our future climate goals.”

Arriola serves as Chairman of the Board for the California Latino Economic Institute and sits on the boards of the U.S. Chamber of Commerce and Auto Club Enterprises. He previously served as Chairman of the California Business Roundtable and on the board of the United Way – Greater Los Angeles. Arriola holds a bachelor’s degree in economics from Stanford University and a master’s degree in business administration from Harvard University. Arriola has been named one of the “100 Most Influential Hispanics” by Hispanic Business magazine.

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About AVANGRID: AVANGRID, Inc. (NYSE: AGR) is a leading, sustainable energy company with approximately $35 billion in assets and operations in 24 U.S. states. With headquarters in Orange, Connecticut, AVANGRID has two primary lines of business: Avangrid Networks and Avangrid Renewables. Avangrid Networks owns eight electric and natural gas utilities, serving more than 3.3 million customers in New York and New England. Avangrid Renewables owns and operates a portfolio of renewable energy generation facilities across the United States. AVANGRID employs approximately 6,600 people. AVANGRID supports the U.N.’s Sustainable Development Goals and was named among the World’s Most Ethical Companies in 2019 and 2020 by the Ethisphere Institute. For more information, visit www.avangrid.com.

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